Execution Copy

Exhibit 10.1

FIRST AMENDED AND RESTATED DEVELOPMENT AND

MARKETING AGREEMENT

by and between

ZymoGenetics, Inc.

and

Ares Trading S.A.

Amended and Restated as of: August 28, 2008

“[    *    ]” = omitted, confidential material, which material has been separately filed with the Securities and Exchange Commission pursuant to a request for confidential treatment.

[    *    ] Confidential Treatment Requested

CONTENTS

ARTICLE ONE Definitions and Terminology		1

ARTICLE TWO Discovery and Development of Licensed Products		10
2.1	Research and Development Efforts	10
2.2	Invention Disclosures; Provision of Information	10
2.3	Regulatory Matters	10
2.4	Development Costs	10

ARTICLE THREE Transition Plan		10
3.1	Transition Plan	10
3.2	LN Clinical Trial	11
3.3	Preclinical Research	11
3.4	Academic Collaborations	11

ARTICLE FOUR Commercialization; Diligence; Adjustment to Territory		12
4.1	Responsibility for Commercialization	12
4.2	Early Termination of Development and Commercialization	12

ARTICLE FIVE Milestone Fees		13
5.1	Milestone Fees	13
5.2	Reporting of Milestones; Payment of Milestone Fees	13

ARTICLE SIX Royalty Calculation and Payment		13
6.1	Royalties on North American Net Sales	13
6.2	Royalties on Rest of World Net Sales	15
6.3	[ * ]	16
6.4	Reporting and Payment	16

ARTICLE SEVEN Records, Reporting, Payment and Audits		16
7.1	Form of Payment; Currency Conversion	16
7.2	Late Payment	16
7.3	Records of Third Party Royalties and Patent Costs	17
7.4	Records and Audits	17
7.5	Payments Based on Audit Results	17
7.6	Withholding	17

ARTICLE EIGHT Intellectual Properties; Licenses		18
8.1	Ownership of Intellectual Properties	18
8.2	License to Merck Serono in the Territory	18
8.3	Sublicenses as to Licensed Products	18
8.4	License to ZGI in ZGI Territory	19

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8.5	Sublicenses	19
8.6	Trademark License Quality Controls	19
8.7	St Jude License Agreement	19
8.8	Existing Third Party Agreements	19

ARTICLE NINE Patent and Trademark Prosecution and Enforcement		19
9.1	Ig Fusion Technology	19
9.2	St. Jude Patent Rights	20
9.3	Prosecution and Maintenance	20
9.4	Special Circumstances	21
9.5	Defense and Enforcement Actions	22
9.6	Patent Extensions	22
9.7	Protection of the Licensed Product Trademarks	22

ARTICLE TEN Elective Termination of Development and Commercialization by Merck Serono; Termination for Convenience		22
10.1	Patents and Trademarks	22
10.2	Development and Commercialization	23
10.3	ZGI Territory	23
10.4	Milestone Fees	23
10.5	Licenses	23
10.6	Supply of Licensed Product	23

ARTICLE ELEVEN Confidentiality; Research Materials; Publicity		24
11.1	Confidentiality and Non-Use	24
11.2	Exceptions	24
11.3	Permitted Disclosures	25
11.4	Research Materials; Permitted Uses	25
11.5	Press Releases	25
11.6	Publications	26

ARTICLE TWELVE Representations and Warranties		26
12.1	Representations, Warranties and Covenants of Merck Serono	26
12.2	Representations, Warranties and Covenants of ZGI	27
12.3	Research Materials	28
12.4	Warranty Disclaimer	29

ARTICLE THIRTEEN Indemnification; Insurance		29
13.1	Merck Serono Indemnification	29
13.2	ZGI Indemnification	30
13.3	Notice and Defense of Claims	30
13.4	Insurance	31

ARTICLE FOURTEEN Term and Termination		32
14.1	Term	32
14.2	Termination by Merck Serono for Convenience	32

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14.3	Termination for Material Breach	32
14.4	Termination Upon Merck Serono’s Bankruptcy	32
14.5	No Termination Upon ZGI’s Bankruptcy	33
14.6	Termination of License With Respect to [ * ]	33
14.7	Accrued Rights and Surviving Provisions	33
14.8	Accrued Rights under Original Agreement	33

ARTICLE FIFTEEN Dispute Resolution		34
15.1	Cooperative Decision Making; [ * ]	34
15.2	[ * ]	34
15.3	Arbitration	34
15.4	[ * ]	34

ARTICLE SIXTEEN General		34
16.1	Entire Agreement	34
16.2	Controlling Law	34
16.3	Notices	34
16.4	Force Majeure	35
16.5	Subcontracting	35
16.6	Assignability	36
16.7	Amendments and Waivers	36
16.8	Severability	36
16.9	Counterparts	36
16.10	Relationship	37
16.11	Use of Names, Trade Names and Trademarks	37
16.12	Headings	37

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LIST OF EXHIBITS

Exhibit A	Project Technology

Exhibit B	Existing Third Party Agreements

Exhibit C	Interim Transition Plan

Exhibit D	Ig Fusion Technology

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FIRST AMENDED AND RESTATED DEVELOPMENT AND MARKETING

AGREEMENT

This First Amended and Restated Development and Marketing Agreement (this “Restated Agreement”) is made as of the Effective Date by and between ZymoGenetics, Inc., a Washington corporation having its principal place of business at 1201 Eastlake Avenue East, Seattle, Washington 98102 (“ZGI”), and Ares Trading S.A., a Swiss corporation having offices at Zone Industrielle de l’Ouriettaz, 1170 Aubonne, Switzerland (“Merck Serono”), with respect to the following recitals:

A. Merck Serono and ZGI entered into a Collaborative Development and Marketing Agreement, dated August 30, 2001 (as amended, effective October 27, 2004, the “Original Agreement”).

B. Pursuant to Section 4.8 of the Original Agreement, ZGI elected to terminate all of its roles and responsibilities under the Development Project effective June 1, 2008.

C. Merck Serono and ZGI wish to amend and restate the Original Agreement upon the terms and conditions set forth herein.

THEREFORE, the parties hereby agree as follows:

ARTICLE ONE

Definitions and Terminology

In addition to other terms defined elsewhere in this Restated Agreement, the following words and phrases shall have the following stated or referenced meanings:

1.1 “Academic Collaborations” is defined in Section 3.4.

1.2 “Affiliate” means any company, joint venture, partnership, or other business entity that controls, is controlled by, or is under common control with a party hereto. A business entity shall be deemed to control another business entity if it possesses, directly or indirectly, the power to order or cause the direction, management and policies of such other business entity through the ownership of over fifty percent (50%) of the voting securities of that entity.

1.3 “Allocated Net Sales” means [    *    ].

1.4 “Alternative Ligand” means [    *    ].

1.5 “Alternative Receptor” means [    *    ].

1.6 “Background Technology” means the Merck Serono Background Technology and the ZGI Background Technology.

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1.7 “BCMA” means the receptor described in International Patent Application [    *    ].

1.8 “Calendar Quarter” means each three (3) month period commencing January 1, April 1, July 1, or October 1.

1.9 “CEO” means the Chief Executive Officer of each party, except that in the case of Merck Serono it shall mean the President of Merck Serono International, S.A.

1.10 “cGMP” means the legal and regulatory requirements established from time to time by the FDA for current Good Manufacturing Practices for human pharmaceutical products and such standards of good manufacturing practice as are required by other Regulatory Authorities, to the extent such standards are not less stringent than cGMP standards promulgated by the FDA.

1.11 “Combination Product” means [    *    ] that are not Licensed Products.

1.12 “Commercial Use” means use for a revenue-generating purpose, inclusive of samples intended for promotional purposes, and does not mean use for purposes such as research, development or clinical testing conducted in conjunction with obtaining Regulatory Approval.

1.13 “Contractor” means a Third Party or an Affiliate to which a party desires to subcontract any portion of its tasks to the extent permitted pursuant to this Restated Agreement.

1.14 “Controls” and “Controlled” mean that the entity referenced has the ability to exploit and to license or sublicense the right to exploit the referenced technology or rights, as provided for in this Restated Agreement, without (assuming the timely payment of all applicable royalties) violating any intellectual property rights of a Third Party or the terms of any agreement or other arrangement with any Third Party.

1.15 “Derivative” means [    *    ].

1.16 “Development Costs” means the Development Costs under the Original Agreement.

1.17 “Development Project” means the Development Project under the Original Agreement.

1.18 “Development Tasks” means the Development Tasks under the Original Agreement.

1.19 “Discovered Antibody” means [    *    ].

1.20 “Dispute” is defined in Section 15.1.

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1.21 “Distributor” means a person or entity, including any cooperative or group, involved in the acquisition of Licensed Products for distribution either to other such persons or entities or to End Users, and who does not require, and is not granted, any sublicense under any of the Project Technology or the Background Technology (other than implied sublicenses to use and sell such Licensed Products, by virtue of such Distributor’s acquisition of the Licensed Products from a person or entity authorized to sell them).

1.22 “Effective Date” means August 28, 2008.

1.23 “End Use” means the retail sale, distribution or administration of a Licensed Product by a pharmacy or other pharmaceutical dispensary or health practitioner to a patient. “End User” means such pharmacy, dispensary or practitioner.

1.24 “Europe” means countries that are, at the relevant time, member countries of the European Union, together with Switzerland and Norway; provided, however, that for purposes of Section 5.1, an event that occurs in or with respect to “Europe” shall mean any such event in or with respect to (a) any three (3) of France, Germany, Italy, Spain or the United Kingdom, or (b) the European Agency for the Evaluation of Medicinal Products or the European Commission.

1.25 “Exclusivity Period” means, with respect to each Licensed Product:

(a)	with respect to any country of the European Union (and any other country in the Territory in which applicable law would restrict the permissible duration of a period of exclusivity to the life of applicable patents), the period during the Product Term for such Licensed Product, until the Patent Expiration Date in such country with respect to the Patent Claims under Patent Rights in or to the ZGI IP or the Joint Project Technology applicable to such Licensed Product, or, if later, until all ZGI IP and Joint Project Technology applicable to such Licensed Product has been disclosed without restriction to the public (but, in this case, the Exclusivity Period will not last longer in such country than [ * ] years from the first Commercial Use of such Licensed Product in any country in the European Union unless and to the extent that European law or rules permit a longer such period of exclusivity); and

(b)	with respect to any other country, the Product Term.

1.26 “Exhibit” means an exhibit explicitly referenced as such in this Restated Agreement. All such Exhibits are by such references incorporated into this Restated Agreement as if fully set forth herein.

1.27 “Existing Third Party Agreement” means any Third Party Agreement existing on the Effective Date of the Original Agreement and listed in Exhibit B hereto.

1.28 “FDA” means the United States Food and Drug Administration or any successor agency vested with administrative and regulatory authority to approve testing and marketing of human pharmaceutical or biological therapeutic or diagnostic products in the United States.

1.29 “Ig Fusion Technology” means the Patent Rights for the items listed in Exhibit D.

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1.30 “IND” means an Investigational New Drug application, or its non-U.S. equivalent, filed with a Regulatory Agency.

1.31 “Information” means: (a) all unpublished scientific and technical information received by a party from the other party pursuant to this Restated Agreement, or so received prior to the Effective Date pursuant to or in contemplation of this Restated Agreement or the Original Agreement; and (b) all trade secrets or information relating to the business affairs or finances of the disclosing party or its Affiliates, or of their suppliers, agents, distributors, licensees or customers, designated confidential and disclosed in tangible form by the disclosing party to the other party pursuant to this Restated Agreement or the Original Agreement.

1.32 “Initiation” of Phase I, Phase II or Phase III Clinical Trials means the first administration of a Licensed Product to a patient in any such trial.

1.33 “Known Ligand” means [    *    ].

1.34 “Licensed Product” means any product intended for use in humans that (a) [    *    ] and (b) either (i) the manufacture, use, sale, offer to sell or import of which, in the absence of a license granted under this Restated Agreement or ownership thereof, would directly or indirectly infringe one or more Patent Claims under any Patent Rights in or to [    *    ]; or (ii) the research, development, formulation, composition or manufacture of which was performed with the use of or incorporates [    *    ]; or (iii) the development of which was in part funded by ZGI under this Restated Agreement.

1.35 “Licensed Product Trademarks” means any trademark adopted or used by Merck Serono to designate a Licensed Product anywhere in the Territory, together with all rights therein to the extent applicable to particular jurisdictions.

1.36 “LN Study” means the continuing Phase II/III clinical trial of the Licensed Product for the treatment of Lupus nephritis.

1.37 “Marketing Region” means each of North America, Europe and Japan.

1.38 “Merck Serono Background Technology” means (a) any inventions, discoveries, know-how, methods, processes, data, information, technology, research tools, compositions, formulas and tangible materials Controlled by Merck Serono or its Affiliates that (i) as of the Effective Date of the Original Agreement, Merck Serono knew or should have known (based on at least preliminary data) to be necessary, (ii) other than Project Technology, were actually used by Merck Serono or its Affiliates, during and in the course of the Development Project or are actually used by Merck Serono or its Affiliates after the Effective Date pursuant to this Restated Agreement, or (iii) were included in Merck Serono Background Technology by consent of the Controlling party pursuant to Section 4.2 of the Original Agreement, in any case for the development, manufacture or use of Licensed Products, including the technology listed in Exhibit 1.70 to the Original Agreement (the “Merck Serono Technology”); (b) other than Project Technology, any and all improvements to the Merck Serono Technology, to the extent invented, discovered, developed or otherwise generated by Merck Serono or its Affiliates during the Term; and (c) all Patent Rights, trade secrets, and other intellectual property rights anywhere in the world in and to any of the Merck Serono Technology and improvements described in (a) or (b) of this Section.

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1.39 “Merck Serono IP” means the Merck Serono Project Technology, the Merck Serono Background Technology, and the Merck Serono Production Technology.

1.40 “Merck Serono Production Technology” means the most current form of any and all technology, know-how, biological materials, and reagents Controlled by Merck Serono that are actually applied by Merck Serono or its Affiliates to the scale up or manufacture of a Licensed Product under or in connection with this Agreement, to the extent such technology is useful for the, manufacture of the Licensed Product, and all Patent Rights, trade secrets, and other intellectual property rights anywhere in the world therein and thereto.

1.41 “Net Sales” of a Licensed Product means the sum of:

(a)	[ * ];

provided, however, that

[    *    ]

(b)	[ * ].

1.42 “North America” means Canada and the United States of America.

1.43 “North American Commercialization Costs” means the North American Commercialization Costs under the Original Agreement.

1.44 “Original Agreement” is defined in Recital A to this Restated Agreement.

1.45 “Patent Claim” means a claim of any unexpired granted Patent Rights that have not: (a) lapsed, been disclaimed, withdrawn, canceled, or abandoned; (b) been finally rejected or held invalid by a decision of a patent-granting authority beyond right of review or appeal; or (c) been held invalid or unenforceable in an unappealable decision of a court or competent body having jurisdiction (including a decision which was appealable, but which was not timely appealed).

1.46 “Patent Contacts” means the patent practitioners appointed by each party to serve as contact persons between the parties from time to time in relation to patent matters under this Restated Agreement. The Patent Contacts currently designated under the Original Agreement shall continue in such role. Each party shall promptly notify the other party of any substitution of other personnel as its Patent Contact(s).

1.47 “Patent Country” means, with respect to particular Patent Rights, the country in which such Patent Rights are pending or granted.

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1.48 “Patent Defense and Enforcement Costs” means all internal and external costs associated with the enforcement of Patent Rights against actual or suspected infringers, defense of Patent Rights against attacks on their validity, or defense of a Licensed Product against Third Party claims of patent infringement.

1.49 “Patent Expiration Date” means, on a Patent Country-by-Patent Country basis, the first date on which no Patent Claims exist within such Patent Country.

1.50 “Patent Prosecution Costs” means all internal and external costs associated with the preparation (of applications and otherwise), filing, prosecution, maintenance, conduct of opposition or interference proceedings under or with respect to Patent Rights.

1.51 “Patent Rights” means: (a) patent applications; (b) all provisional, divisional, continuation (in whole or in part) or substitute applications with respect to any of the applications described in (a); (c) all non-U.S. applications based on the applications described in (a) or (b); (d) all issued or granted patents resulting from any of the applications described above; and (e) all issued or granted reissue, re-examination, renewal or extension patents, supplementary protection certificates, and confirmation or registration patents or patents of addition based on any of the patents described in (d).

1.52 “Phase I Clinical Trials” means human clinical trials intended to obtain initial data regarding the safety of a Licensed Product, whether constituting Phase I trials in the United States or similar trials in any other part of the Territory.

1.53 “Phase II Clinical Trials” means human clinical trials intended to study the safety, dose range and efficacy of a Licensed Product that do not constitute Phase III Clinical Trials of such Licensed Product, whether constituting Phase II trials in the United States or similar trials in any other part of the Territory.

1.54 “Phase III Clinical Trials” means human clinical trials intended to determine the statistical efficacy and safety of a Licensed Product and which are intended to be the final stage of clinical testing prior to and in support of the filing of a PLA, whether constituting Phase III trials in the United States or similar trials in any other part of the Territory.

1.55 “PLA” means a Product License Application, a Biologics License Application or a non-U.S. equivalent of either filed with a Regulatory Agency.

1.56 “Product Term” means with respect to each Licensed Product in each country in the Territory or the ZGI Territory, if any, the period from the Effective Date until the later of:

(a)	the last Patent Expiration Date in such country with respect to the Patent Claims under Patent Rights in or to [ * ], as applicable to such Licensed Product; and

(b)	the expiration of [ * ] years following the first Commercial Use of such Licensed Product in such country;

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provided, however, that if as of the [    *    ] anniversary of the Effective Date, such Patent Expiration Date has occurred in such country, and there has been no Commercial Use of such Licensed Product in such country, then the Product Term as to such Licensed Product shall end on such [    *    ] anniversary of the Effective Date.

1.57 “Project Technology” means (a) all inventions, discoveries, know-how, methods, processes, data, information, technology, research tools, compositions, tangible materials (including nucleic acids, peptides, vectors, proteins, assays, and the like) and formulas that were invented, discovered, developed or otherwise generated by either party, their respective Affiliates or both parties jointly during and in the course of a Development Project conducted pursuant to the Original Agreement and co-funded pursuant to Article Four of the Original Agreement, and all Patent Rights, trade secrets, and other intellectual property rights therein and thereto anywhere in the world, including the Patent Rights described on Exhibit A and (b) all inventions, discoveries, know-how, methods, processes, data, information, technology, research tools, compositions, tangible materials (including nucleic acids, peptides, vectors, proteins, assays, and the like) and formulas that are invented, discovered, developed or otherwise generated by ZGI or its Affiliates in the course of performing its obligations under the Transition Plan and funded by Merck Serono pursuant to Article Three, and all Patent Rights, trade secrets, and other intellectual property rights therein and thereto anywhere in the world. Except for any Project Technology under subparagraph (b) above, there shall be no Project Technology after the Effective Date. Project Technology that was invented, discovered, developed or otherwise generated by Merck Serono and its Affiliates is the “Merck Serono Project Technology.” Project Technology invented, discovered, developed or otherwise generated by ZGI and its Affiliates is the “ZGI Project Technology.” Project Technology that was jointly invented, discovered, developed or otherwise generated by Merck Serono and ZGI or their respective Affiliates is the “Joint Project Technology.” The parties shall follow the principles of inventorship under U.S. patent law in order to determine the party that invented, discovered, developed or otherwise generated any item of Project Technology.

1.58 “Reasonable Commercial Efforts” means the exertion on a substantially continuous basis of efforts as would normally be devoted to the applicable task by commercial parties with similar resources to those of the applicable party, where such parties are highly motivated to accomplish such task to the maximum extent practicable, taking into account, without limitation, consideration of the anticipated safety and efficacy of a subject product, its likely competition, the strength of its proprietary position, regulatory factors, and other scientific, medical and commercial factors. Reasonable Commercial Efforts will not mean that a party commits that it will actually accomplish the applicable task, or that it will devote thereto efforts or resources beyond those that a prudent commercial enterprise would devote, even though remaining motivated to do so as described above.

1.59 “Regulatory Agency” means (a) the FDA or (b) any regulatory body with similar regulatory authority in any other jurisdiction anywhere in the world.

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1.60 “Regulatory Approval” means the authorization by an appropriate Regulatory Agency to market and sell a Licensed Product in a jurisdiction, including, to the extent required, any governmental pricing approval for such Licensed Product in such jurisdiction; provided, however, that with respect to jurisdictions in which the government is the primary provider of insurance, or otherwise pays, for prescription drugs to consumers, the authorization for Regulatory Approval shall include approval of government price reimbursement levels, unless the Licensed Product is distributed without such reimbursement authorization.

1.61 “Research Materials” means any tangible materials that are delivered by one party to the other (or to the other’s Contractors) either (a) as part of the delivering party’s Background Technology for use in the Development Project or that are developed in the course of the Development Project and are provided by either party to the other as part of the Project Technology or (b) for use in connection with any Development Task, even though such materials are not themselves part of the Background Technology or Project Technology, such as antibodies, receptors (other than TACI or BCMA), ligands (other than Known Ligands), and other reagents and materials to be used in comparative studies such as toxicology studies.

1.62 “Rest of World” means all countries of the world except those within North America.

1.63 “Senior Executives” means one or more executive officers of a party or its Affiliates, who have direct reporting responsibility to the CEO of that party, and who are appointed from time to time by the CEO of that party, [    *    ].

1.64 “St. Jude License Agreement” means that certain License Agreement with St. Jude Children’s Research Hospital, as listed in Exhibit B as a Third Party Agreement, as amended.

1.65 “Sublicensee” means a Third Party to whom Merck Serono or ZGI has extended a sublicense consistent with Article Eight.

1.66 “TACI” means the receptor described in International Patent Application [    *    ].

1.67 “Term” shall have the meaning set forth in Section 14.1.

1.68 “Territory” means the world, unless and until any country or countries are removed from the Territory and made part of the ZGI Territory as provided herein, in which case “Territory” means the remainder of the world other than such country or countries.

1.69 “Third Party” means any person or entity other than ZGI, Merck Serono, or their respective Affiliates.

1.70 “Third Party Agreement” means any agreement entered into with a Third Party by either ZGI, Merck Serono, or their respective Affiliates, or any amendment thereto, whereby royalties, fees or other payments are to be made to the Third Party based on (a) exploitation of intellectual property rights of the Third Party or (b) the provision of products, materials or services sourced from the Third Party, where (a) and/or (b) are used in the course of the research, development or manufacturing, marketing, distribution or sales of a Licensed Product, or whereby any other restrictions, limitations or conditions are imposed on making, using, selling, offering for sale, importing, or otherwise exploiting any Licensed Product.

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1.71 “Third Party Commercial Use Fees” means [    *    ].

1.72 “Transition Plan” is defined in Section 3.1.

1.73 “United States of America” or “United States” means the United States of America and its territories and possessions, including the Commonwealth of Puerto Rico.

1.74 “ZGI Background Technology” means (a) any inventions, discoveries, know-how, methods, processes, data, information, technology, research tools, compositions, formulas and tangible materials Controlled by ZGI or its Affiliates that (i) as of the Effective Date of the Original Agreement, ZGI knew or should have known (based on at least preliminary data) to be necessary, (ii) other than Project Technology, were actually used by ZGI or its Affiliates, during and in the course of the Development Project, or (iii) were included in ZGI Background Technology by consent of the Controlling party pursuant to Section 4.2 of the Original Agreement, in any case for the development, manufacture or use of Licensed Products, including the technology listed in Exhibit 1.85 to the Original Agreement (the “ZGI Technology”); (b) other than Project Technology, any and all improvements to the ZGI Technology, to the extent invented, discovered, developed or otherwise generated by ZGI or its Affiliates during the Term; and (c) all Patent Rights, trade secrets, and other intellectual property rights anywhere in the world in and to any of the ZGI Technology and improvements described in (a) or (b) of this Section. Notwithstanding the foregoing, the Ig Fusion Technology shall not be deemed to fall within the term “ZGI Background Technology”.

1.75 “ZGI IP” means the ZGI Project Technology and the ZGI Background Technology.

1.76 “ZGI Territory” means such country or countries, if any, that is or are removed from the Territory and made part of the ZGI Territory as provided herein.

1.77 Certain Terminology. Where words and phrases are used herein in the singular, such usage is intended to include the plural forms where appropriate to the context, and vice versa. The words “including”, “includes” and “such as” are used in their non-limiting sense and have the same meaning as “including without limitation” and “including but not limited to”. References to Articles, Sections, subsections, and clauses are to the same with all their subparts as they appear in this Restated Agreement. “Herein” means anywhere in this Restated Agreement. “Hereunder” and “hereto” means under or pursuant to any provision of this Restated Agreement.

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ARTICLE TWO

Discovery and Development of Licensed Products

2.1 Research and Development Efforts.

(a) Merck Serono shall use Reasonable Commercial Efforts to expedite the timely development of the Licensed Product. Subject to the forgoing obligation to use Reasonable Commercial Efforts, Merck Serono shall have sole responsibility and decision-making authority for, and discretion regarding, the development of Licensed Products.

(b) Merck Serono shall submit to ZGI a written status report within sixty (60) days after the end of each second Calendar Quarter during the Term. A status report shall cover the plans, timelines, then-current development status, the results achieved, the problems being encountered and other pertinent material information relating to the development of Licensed Products hereunder.

2.2 Invention Disclosures; Provision of Information. ZGI will provide to Merck Serono full and prompt disclosure of any Project Technology not previously disclosed under the Original Agreement and any new improvements described in subsection 1.74(b), including any invention disclosures submitted to its patent department which disclose such improvements. Nothing herein or otherwise shall require ZGI to disclose information with respect to which it has an obligation of confidentiality to a Third Party.

2.3 Regulatory Matters.

(a) Merck Serono shall have the sole right to obtain Regulatory Approvals and approvals to manufacture Licensed Product in the Territory which shall be held by and in the name of Merck Serono or its designees, and Merck Serono shall own all submissions made in connection therewith. All formulary, price, reimbursement or other marketing approvals in the Territory shall also be obtained by and in the name of Merck Serono or its designees.

(b) Merck Serono shall be the sole contact for all interactions with Regulatory Agencies concerning the Licensed Product.

2.4 Development Costs. Merck Serono shall fund and shall bear one hundred percent (100%) of all costs of the development of a Licensed Product hereunder that are incurred beginning on June 1, 2008.

ARTICLE THREE

Transition Plan

3.1 Transition Plan.

(a)	Within one hundred and twenty (120) days of the Effective Date, the parties shall agree on a plan (the “Transition Plan”) for (i) transitioning to Merck Serono responsibility for the LN Study as outlined in Section 3.2, (ii) ZGI’s continued preclinical and research FTE support as outlined in Section 3.3, (iii) coordination of Academic Collaborations outlined in Section 3.4 and (iv) other mutually agreed upon activities required to transition responsibility for Development Tasks from ZGI to Merck Serono.

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(b)	ZGI shall not be required to perform any services unless they are contemplated by the Transition Plan, Exhibit C or otherwise agreed in writing by the parties.

(c)	ZGI shall submit invoices pursuant to this Article Three on a quarterly basis and payment shall be due within thirty (30) days of receipt.

(d)	In no event shall ZGI be obligated to perform any activities under the Transition Plan after June 30, 2009.

3.2 LN Clinical Trial.

(a)	ZGI will continue to conduct the LN Study through June 30, 2009 or through such earlier date determined by Merck Serono. Merck Serono, may in its sole discretion, decide that ZGI and Merck Serono will terminate or transition responsibility for the LN Study to Merck Serono prior to June 30, 2009.

(b)	ZGI will conduct the LN Study (i) in accordance with the Transition Plan or, pending agreement of the Transition Plan, Exhibit C, (ii) in a professional manner and with all due care and attention and (iii) in compliance with industry standards and applicable legal requirements.

(c)	Merck Serono will reimburse ZGI for its actual costs incurred; provided that they were set forth in the Transition Plan, Exhibit C or otherwise approved in writing by Merck Serono. Merck Serono shall reimburse ZGI’s reasonable costs incurred in association with an early termination or transition.

(d)	All transition activities shall be done in accordance with the Transition Plan (and, subject to Merck Serono’s right to determine an earlier date for termination or transition, the timelines set forth therein). In any case, termination or transition of the LN Study shall be done in an orderly fashion. ZGI and Merck Serono shall use Reasonable Commercial Efforts to conduct such transition activities.

3.3 Preclinical Research. ZGI will perform the preclinical and research activities set forth in the Transition Plan or, pending agreement of the Transition Plan, Exhibit C through December 31, 2008. Subject to its reimbursement obligations, Merck Serono may cancel or terminate any preclinical and research activities by written notice to ZGI. Merck Serono will reimburse ZGI for out of pocket costs associated with providing such ongoing support ; provided that they were set forth in the Transition Plan, Exhibit C or otherwise approved in writing by Merck Serono.

3.4 Academic Collaborations. ZGI will remain responsible for managing all current material transfer agreements, research agreements and the like with academic institutions relating to the Licensed Product (“Academic Collaboration”) until June 30, 2009 or their earlier termination or expiration in accordance with their terms (i.e., ZGI will not be required to extend the duration, expand the scope of the work plan or otherwise amend an Academic Collaboration), but Merck Serono may, at any time and in its sole discretion, subject to its terms, assume control over the management of one or more Academic Collaborations, and ZGI will provide Merck Serono with such assistance as Merck Serono may reasonably request to effect such control.

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ARTICLE FOUR

Commercialization; Diligence; Adjustment to Territory

4.1 Responsibility for Commercialization.

(a) Merck Serono shall, from Regulatory Approval until the end of the Product Term for each Licensed Product, either directly or through one or more Sublicensees or Contractors, exert its Reasonable Commercial Efforts to distribute, market, promote and sell such Licensed Product in all Marketing Regions in the Territory, and shall exert its Reasonable Commercial Efforts to maximize the sales of such Licensed Product in each Marketing Region.

(b) Subject to the forgoing obligation to use Reasonable Commercial Efforts, Merck Serono shall have sole responsibility and decision-making authority for, and discretion regarding, the commercialization of Licensed Products. In particular and without limitation, as the manufacturer and seller of the Licensed Products, Merck Serono shall be responsible for making and booking all sales of the Licensed Product in the Territory. Merck Serono shall also be responsible for making decisions as to the pricing or other terms of sale of the Licensed Products, for handling returns or recalls of the Licensed Product, for interaction with the appropriate Regulatory Authorities with respect to the Licensed Product and for the maintenance and provision to such Regulatory Authorities of records and reports with respect to the Licensed Product as required by applicable law.

(c) Without limitation on its other responsibilities hereunder, Merck Serono specifically agrees (subject to Section 4.2) that it shall, at all times throughout the Product Term applicable to a Licensed Product, exert Reasonable Commercial Efforts to have and maintain adequate and available manufacturing, storage, and shipping facilities; supplies; qualified personnel; regulatory approvals and registrations; and all other resources required to manufacture and supply sufficient quantities of such Licensed Product to meet the then-current and reasonably anticipated marketplace demands for such Licensed Product in all countries in the Territory in which such Licensed Product has received Regulatory Approval, and that Merck Serono shall apply the same to accomplish such manufacture and supply.

4.2 Early Termination of Development and Commercialization. Merck Serono may at its election terminate its roles and responsibilities with respect to the development, marketing, distribution and sales of a Licensed Product at any time by giving ZGI [    *    ] days prior written notice referencing this Section 4.2. [    *    ]:

(a)	[ * ] in which such elective termination by Merck Serono is effective shall thereby be removed from the Territory for such Licensed Product and be added to the ZGI Territory;

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(b)	the provisions of Article Ten shall apply, but only to the extent they are applicable to such Licensed Product [ * ] in which such elective termination by Merck Serono is effective; and

(c)	Merck Serono shall manufacture and supply such Licensed Product to ZGI [ * ] pursuant to Section 10.6.

ARTICLE FIVE

Milestone Fees

5.1 Milestone Fees. Merck Serono shall pay to ZGI the following amounts (the “Milestone Fees”) with respect to the first Licensed Product that achieves the applicable events (the “Milestones”) (such payments to be made only once with respect to each such Milestone Fee), which amounts are non-creditable, regardless of whether such Milestone is achieved by Merck Serono, its Affiliates, Sublicensees or any other marketer authorized by Merck Serono:

Milestone	Milestone Fee
[ * ]	[ * ]
[ * ]	[ * ]
[ * ]	[ * ]
[ * ]	[ * ]
[ * ]	[ * ]
[ * ]	[ * ]

5.2 Reporting of Milestones; Payment of Milestone Fees. Merck Serono shall report to ZGI the occurrence of any Milestone within [    *    ] days following such occurrence, and shall pay the applicable Milestone Fee to ZGI in accordance with Article Seven within [    *    ] days following the occurrence of the Milestone.

ARTICLE SIX

Royalty Calculation and Payment

6.1 Royalties on North American Net Sales. With respect to a Licensed Product in North America, Merck Serono shall pay ZGI:

(a)	Royalties at a rate determined in accordance with the table set forth below on Net Sales during the applicable Product Term in the United States of America or Canada of a Licensed Product whose manufacture, use, sale, offer to sell or import would, without a license or ownership interest, directly or indirectly infringe one or more Patent Claims under any Patent Rights in or to the ZGI Background Technology in such country:

Net Sales in a calendar year in North America	Royalty rate for such Net Sales
[ * ]	[ * ]
[ * ]	[ * ]
[ * ]	[ * ]

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(b)	[ * ], royalties at a rate determined in accordance with the table set forth below on the Net Sales during the applicable Product Term in the United States of America or Canada of a Licensed Product whose manufacture, use, sale, offer to sell or import would, without a license or ownership interest, directly or indirectly infringe one or more Patent Claims under any Patent Rights in or to any Project Technology in such country and would not directly or indirectly infringe any Patent Claims under any Patent Rights in or to the ZGI Background Technology in such country.

Net Sales in a calendar year in North America	Royalty rate for such Net Sales
[ * ]	[ * ]
[ * ]	[ * ]

(c)	Royalties at a rate equal to [ * ] of the rate determined in accordance with subsection (a) of the Net Sales during the applicable Product Term in the United States of America or Canada of a Licensed Product whose manufacture, use, sale, offer to sell or import would not infringe any Patent Claims under any Patent Rights in or to the ZGI Background Technology or any Project Technology in such country.

(d)	[ * ].

Provided, however, that:

(x)	The royalties due to ZGI from Merck Serono pursuant to subsections (a) or (b) for each Calendar Quarter, for the United States of America or Canada, for Net Sales of each Licensed Product, shall be reduced, in the case of royalties payable pursuant to subsection (a), by [ * ] and, in the case of royalties payable pursuant to subsection (b), by [ * ] of the amount of any Third Party Commercial Use Fees paid or payable by Merck Serono (either directly or through ZGI pursuant to subsection (d)) under Third Party Agreements described in Section 1.70(a) but not (b), for such Calendar Quarter, Licensed Product and country.

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(y)	In no event shall any such royalty payments due to ZGI from Merck Serono pursuant to subsections (a) or (b) for a Licensed Product in a country be thereby reduced to [ * ].

(z)	[ * ].

6.2 Royalties on Rest of World Net Sales.

With respect to Net Sales of a Licensed Product in the Rest of World, Merck Serono shall pay ZGI:

(a)	Royalties at a rate determined in accordance with the table set forth below on Net Sales during the applicable Exclusivity Period in a country of a Licensed Product whose manufacture, use, sale, offer to sell or import would, without a license or ownership interest, directly or indirectly infringe one or more Patent Claims under any Patent Rights in or to the ZGI Background Technology in such country:

Net Sales in a calendar year in Rest of World	Royalty rate for such Net Sales
[ * ]	[ * ]
[ * ]	[ * ]
[ * ]	[ * ]

(b)	[ * ], royalties at a rate determined in accordance with the table set forth below on Net Sales during the applicable Exclusivity Period in a country of a Licensed Product whose manufacture, use, sale, offer to sell or import would, without a license or ownership interest, directly or indirectly infringe one or more Patent Claims under any Patent Rights in or to any Project Technology in such country and would not directly or indirectly infringe any Patent Claims under any Patent Rights in or to the ZGI Background Technology in such country:

Net Sales in a calendar year in Rest of World	Royalty rate for such Net Sales
[ * ]	[ * ]
[ * ]	[ * ]
[ * ]	[ * ]

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(c)	[ * ] Net Sales of a Licensed Product in a country during the applicable Exclusivity Period whose manufacture, use, sale, offer to sell or import would not directly or indirectly infringe any Patent Claims under any Patent Rights in or to the ZGI Background Technology or any Project Technology in such country, it being understood that if some of the Net Sales of a Licensed Product in the Rest of World would be covered by this subsection (c) and other Net Sales of that Licensed Product in the Rest of World would be covered by either subsection (a) or (b), all such Net Sales shall be aggregated for purposes of determining the royalty rates for such Licensed Product in each calendar year as described in subsections (a), (b) and (c).

(d)	[ * ].

Provided, however, that:

(x)	The royalties due to ZGI from Merck Serono pursuant to subsections (a) or (b) for each Calendar Quarter, for each country, for Net Sales of each Licensed Product, [ * ], for such Calendar Quarter, Licensed Product and country.

(y)	In no event shall any such royalty payments due to ZGI from Merck Serono pursuant to subsections (a) or (b) for a Licensed Product in a country be thereby reduced to be [ * ].

(z)	[ * ].

6.3 [    *    ].

[    *    ]:

6.4 Reporting and Payment. All amounts and royalties payable under this Article Six shall be due quarterly within [    *    ] days following the end of each Calendar Quarter with respect to Net Sales in such Calendar Quarter. Each such payment shall be accompanied by a statement of Net Sales for the quarter on a per Licensed Product and country-by-country basis and the calculation of the royalties payable hereunder.

ARTICLE SEVEN

Records, Reporting, Payment and Audits

7.1 Form of Payment; Currency Conversion. All monies due to ZGI hereunder shall be paid by wire transfer or other method designated from time to time by ZGI, in United States Dollars to ZGI in Seattle, WA, USA. The rate of exchange to be used shall be the average rate of exchange for the thirty (30) days preceding the date of payment for the conversion of local currency to United States Dollars as published by The Wall Street Journal (or if it ceases to be published, a comparable publication to be agreed upon by the parties) or, for those countries for which such average exchange rate is not published by The Wall Street Journal, the exchange rate used by Merck Serono for its own corporate consolidation purposes.

7.2 Late Payment. Without limitation on other available rights or remedies, all amounts payable under this Restated Agreement will bear interest at the rate of [    *    ] per month or the maximum legal rate, whichever is less, from the date due through the date of payment.

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7.3 Records of Third Party Royalties and Patent Costs. Both Merck Serono and ZGI shall keep true and accurate records of Third Party Commercial Use Fees, Patent Prosecution Costs, and Patent Defense and Enforcement Costs. Merck Serono shall keep and shall cause its Affiliates and Sublicensees to keep complete, true and accurate records for the purpose of showing the derivation of all royalties payable to ZGI under this Restated Agreement. All such records shall be retained for a period of at least [    *    ] following the end of the calendar year to which they relate.

7.4 Records and Audits. At the other party’s request, Merck Serono and ZGI shall permit such records kept and maintained pursuant hereto to be inspected at any time during regular business hours, but not more often than once per calendar year, by an independent public accountant, appointed by the other party for this purpose and reasonably acceptable to the audited party. The independent public accountant shall report to the auditing party and the party under audit only its conclusions regarding the amount of the allowed costs or deductions and/or the payments due hereunder. The parties shall mutually determine a general strategy for such audit in advance of its conduct. Any such audit shall be at the expense of the party requesting the same, unless the audit concludes that, with respect to the period under audit, the party under audit overstated or understated any amounts to such an extent that a payment made or called for under this Restated Agreement (whether to balance the parties’ shares of costs or of royalties) was more than [    *    ] in error and in the favor of the party under audit, in which event if such conclusion is undisputed, the party under audit shall pay or reimburse the auditing party for the reasonable expenses of such audit. ZGI and Merck Serono agree that unless covered by one or more exceptions described in Sections 11.2(a) – (e), all information subject to audit under this Section is confidential and that it shall cause its accounting firm to retain all such information subject to the confidentiality restrictions of Article Eleven hereof.

7.5 Payments Based on Audit Results. If the independent public accountant makes an undisputed determination that any amounts to be paid hereunder have been under-paid or over-paid, the party that benefited therefrom shall promptly make a payment to the other party such that all amounts paid hereunder shall conform to the amounts so determined to be payable.

7.6 Withholding. If any amounts are required to be withheld or any taxes are required to be paid on behalf of, or with respect to, any party hereto by reason of any payment to such party by the other party, the payor may withhold such amounts and make the tax payments so required. All such tax payments made on behalf of a party shall be considered to be paid to such party for purposes of this Restated Agreement. The party withholding the same shall promptly secure and deliver to the other party appropriate official receipts for the taxes withheld and other documents necessary to enable such other party to claim appropriate foreign tax credits for such taxes paid.

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ARTICLE EIGHT

Intellectual Properties; Licenses

8.1 Ownership of Intellectual Properties. ZGI shall own any and all intellectual property covering ZGI Project Technology, Merck Serono shall own any and all intellectual property covering Merck Serono Project Technology, and ZGI and Merck Serono shall jointly own any and all intellectual property covering Joint Project Technology, in each case subject to the licenses granted hereunder. Merck Serono shall own the intellectual property covering the Licensed Product Trademarks. Merck Serono agrees to the extent practicable to select a single worldwide trademark for each Licensed Product. The parties agree that the laws and rights applicable under U.S. law with respect to the joint ownership of patents and inventions shall also be applied in other nations giving effect to this Restated Agreement, subject to the licenses granted hereunder. Except for the rights expressly granted in this Article Eight or pursuant to Article Ten, no right, option or license is granted or implied to Merck Serono or ZGI, under any patent or other intellectual property or to any other product, in any field, or in any geographic territory. Neither party makes any grant of rights by implication.

8.2 License to Merck Serono in the Territory. ZGI hereby grants to Merck Serono a royalty-bearing license under the ZGI IP, Ig Fusion Technology and ZGI’s interest in Joint Project Technology to make, have made, use, sell, offer to sell, and import Licensed Products in the Territory during the Product Term applicable to each such Licensed Product. Subject to, with respect to the ZGI Background Technology licensed under the St. Jude License Agreement, the rights retained by the U.S. government and the academic research and educational use rights retained by St. Jude Children’s Research Hospital and other researchers, all as described in the St. Jude License Agreement, such license from ZGI shall be exclusive in a country during the Exclusivity Period applicable to such country for such Licensed Product, and shall otherwise be nonexclusive.

8.3 Sublicenses as to Licensed Products.

Merck Serono shall have the right to grant sublicenses under the license granted in Section 8.2 as to Licensed Products in the Territory; provided, however, that any such sublicense:

(a) shall provide that it is subject to and shall be governed by this Restated Agreement and that the Sublicensee shall conform to all of Merck Serono’s obligations hereunder;

(b) shall be disclosed to ZGI in its entirety, subject to ZGI’s obligations under Article Eleven to the extent applicable thereto; and

(c) shall provide that, upon any removal from the Territory pursuant hereto of any country covered by such sublicense, ZGI may at its option (but shall not be required to) continue such sublicense in effect in the ZGI Territory, with ZGI substituted thereunder in place of Merck Serono.

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8.4 License to ZGI in ZGI Territory. Merck Serono hereby grants to ZGI a royalty-bearing license under the Merck Serono Project Technology and Merck Serono’s interest in the Joint Project Technology and the Licensed Product Trademarks to make, have made, use, sell, offer to sell, and import Licensed Products in the ZGI Territory, if any, during the Product Term applicable to such Licensed Product. Such license shall be exclusive in a country during the Exclusivity Period applicable to such country for such Licensed Product (treating, for this purpose, references in Section 1.25 to ZGI IP as being references instead to Merck Serono Project Technology), and shall otherwise be nonexclusive. For the sake of clarity, the license granted under this Section 8.4 shall only be in effect if Merck Serono makes an elective termination pursuant to Section 4.2 with respect to a Marketing Region(s), and shall only extend to those Marketing Regions, if any, which become part of the ZGI Territory.

8.5 Sublicenses. ZGI shall have the right to grant sublicenses under the license granted in Section 8.4; provided, however, that any such sublicense:

(a)	shall provide that it is subject to and shall be governed by this Agreement and that the Sublicensee shall conform to all of ZGI’s obligations hereunder; and

(b)	shall be disclosed to Merck Serono in its entirety, subject to Merck Serono’s obligations under Article Eleven to the extent applicable thereto.

8.6 Trademark License Quality Controls. Each party, as a licensee hereunder with respect to any trademark or service mark, agrees to abide by reasonable quality control and labeling and usage standards and procedures, such as periodic rights to inspect goods, services, packaging, and advertising provided with or under such mark, as may be requested by the licensor of such mark, subject to the approval of such standards and procedures by the Parties.

8.7 St. Jude License Agreement. [    *    ].

8.8 Existing Third Party Agreements. ZGI shall be responsible for making [    *    ] and, in the event that in order to commercialize a Licensed Product Merck Serono requires a license to the technology that is licensed under the agreements with [    *    ] listed in Exhibit B and a Third Party Agreement as described within Section 1.70(a) but not (b) is entered into with either of such Third Parties with respect to such technology (an “Existing Third Party Agreement Replacement”), [    *    ] ZGI shall not be obliged to pay an amount under any Existing Third Party Agreement Replacement that is greater than the amount ZGI would be obliged to pay under [    *    ]. ZGI shall not commit any acts or omissions that would cause a breach of any Existing Third Party Agreement such that the relevant Third Party would be entitled to terminate the Existing Third Party Agreement and will not exercise any rights of termination it may have with respect to any of the Existing Third Party Agreements without the prior written consent of Merck Serono, which consent shall not be unreasonably withheld.

ARTICLE NINE

Patent and Trademark Prosecution and Enforcement

9.1 Ig Fusion Technology.

ZGI shall be solely responsible, as it shall determine and at its own expense, for the filing and prosecution of the Ig Fusion Technology, for opposition or interference proceedings with respect thereto, [    *    ].

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9.2 St. Jude Patent Rights.

ZGI’s rights to prosecute, maintain, enforce and defend the Patent Rights included in the St. Jude License Agreement are stated in the St. Jude License Agreement. ZGI shall provide Merck Serono’s Patent Contact with the opportunity to review and comment on prosecution and maintenance of such Patent Rights to the extent that ZGI is actually provided the opportunity to review and comment on prosecution and maintenance of such Patent Rights. ZGI’s and Merck Serono’s rights to enforce and defend such Patent Rights shall be governed by Section 9.5 below. [    *    ].

9.3 Prosecution and Maintenance.

(a) ZGI Background Technology (other than under St. Jude License Agreement). ZGI shall be solely responsible, as it shall determine [    *    ], for the filing and prosecution of any and all patent applications with respect, in whole or in part, to any ZGI Background Technology (other than Patent Rights included in the St. Jude License Agreement), for opposition or interference proceedings with respect thereto, and for the maintenance of any available patent protection with respect thereto. For purposes of this Article Nine and with respect to ZGI Background Technology (other than Patent Rights included in the St. Jude License Agreement), ZGI shall be the “Patent Prosecution Party”.

(b) Project Technology. ZGI shall be solely responsible for the filing and prosecution of any and all patent applications with respect, in whole or in part, to any Project Technology (including ZGI Project Technology, Merck Serono Project Technology, and Joint Project Technology), for opposition or interference proceedings with respect thereto, and for the maintenance of any available patent protection with respect thereto, and ZGI shall be responsible for [    *    ] of the costs of filing, prosecution and maintenance thereof, provided, however, should the parties agree that ZGI will use a Third Party patent agent or attorney, agreed to by the parties, to conduct such activities with respect to specified Patent Rights, such costs applicable to such Patent Rights shall be [    *    ]. For purposes of this Section 9.3(b) and with respect to all Project Technology, ZGI shall be the “Patent Prosecution Party”. Notwithstanding the above, for Patent Rights in Project Technology that cover only the Licensed Product Merck Serono may, at any time and in its sole discretion and at its sole expense, take over as “Patent Prosecution Party” effective upon ZGI’s receipt of written notice to that effect; provided, however, that if Merck Serono elects to abandon any patent application or not to defend or enforce (or not to continue to attempt to defend or enforce) any such Patent Rights applicable only to such Licensed Product, it shall promptly so inform ZGI in sufficient time that ZGI may at its election continue to prosecute such application or bring (or continue) such enforcement action at ZGI’s risk and expense.

(c) Patent Prosecution Party’s Efforts. For each patent application, patent and proceeding described in this Section 9.3, the Patent Prosecution Party shall exert its Reasonable Commercial Efforts, consistent with its customary practices, with respect to its activities, to the

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extent such activities bear on Licensed Products. In particular, the Patent Prosecution Party shall: deliver to the other party copies of communications between the Patent Prosecution Party and relevant patent offices, promptly after receipt from, or delivery to, such patent office; take the other party’s comments and suggestions into consideration when framing responses and submissions to patent offices; provided that the Patent Prosecution Party shall have no obligation to solicit comments or suggestions from the other party, and provided that the Patent Prosecution Party shall have final authority over the content of responses and submissions to patent offices. A Patent Prosecution Party may, at any time, elect, by written notice to the other party, to discontinue support for one or more patents or patent applications (a “Discontinued Patent”) and shall not be responsible for any costs relating to a Discontinued Patent that are incurred more than sixty (60) days after receipt of that notice by the other party. In such case, and so long as the other party is not in default under this Agreement, the other party may elect, at its sole discretion, to continue preparation, filing, prosecution and/or maintenance of the Discontinued Patent at its sole expense. The party so continuing shall own any such Discontinued Patent, and the party electing to discontinue support shall execute such documents of transfer or assignment and perform such acts as may be reasonably necessary to transfer sole ownership of the Discontinued Patent to the other party and enable that party to file or to continue prosecution or maintenance of the Discontinued Patent, if the other party elects to do so. In the event that Merck Serono continues a Discontinued Patent for which ZGI is the Patent Prosecution Party, such Discontinued Patent shall not be considered as included in Patent Rights in or to any ZGI Background Technology or Project Technology for the purpose of calculating royalties under Sections 6.1(a) or (b) and 6.2(a) or (b).

9.4 Special Circumstances

In situations where ZGI and Merck Serono agree to share responsibility for a specific patent matter, such as to employ outside counsel for special circumstances as determined by the Patent Contacts, the Parties shall engage outside counsel acceptable to both Parties to act on their behalf. The costs incurred in these special circumstances shall be [    *    ]. A simple letter describing the matter for which responsibilities will be shared will document any such agreement between the Parties. The Patent Contacts (or other designated representatives) shall share responsibility for working with outside counsel and for assigning specific tasks to each of the Parties with respect to the specific patent matter. The Parties agree to make all reasonable efforts to reach consensus on all decisions relating to the specific patent matter. However, if consensus is not possible, the Patent Prosecution Party shall have the right to resume sole responsibility for the specific patent matter and to act, at its own expense.

In the event the Patent Prosecution Party so chooses to assume sole responsibility for a specific patent matter, Patent Prosecution Party shall notify the other Party, in writing, of their intent to do so and shall [    *    ] on the specific patent matter up through the date on which the Patent Prosecution Party notifies the other Party of its election to resume sole responsibility. Reimbursement shall occur within [    *    ] days of receipt of an accounting of the other Party’s payments for that specific patent matter.

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9.5 Defense and Enforcement Actions.

(a) Notification. During the Product Term, each party shall notify the other party of any attack on the validity or enforceability of any Patent Rights within the ZGI Background Technology or the Project Technology, or of any infringement of any such Patent Rights, or of any certification filed under the U.S. Drug Price Competition and Patent Term Restoration Act of 1984 claiming that any patent within the ZGI Background Technology or Project Technology is invalid or that infringement will not arise from the manufacture, use or sale of any product by a Third Party, as soon as reasonably practicable after it becomes aware of such attack, infringement or certification. [    *    ].

(b) [    *    ].

(c) Sharing of awards. Any award of damages granted in a legal proceeding covered by this Article Nine shall [    *    ].

9.6 Patent Extensions.

The parties shall cooperate in seeking any available extension of the term of any Patent Rights in and to the ZGI IP, the Merck Serono IP or the Joint Project Technology. Such cooperation shall include: (a) advising each other in a timely manner of any action by any Regulatory Agency that is pertinent to any such extension; (b) reasonably supplying each other with all information in its control pertaining to the extension of any such Patent Rights; and (c) cooperating with each other to execute all supporting affidavits or documents required in connection with the extension of any such Patent Rights.

9.7 Protection of the Licensed Product Trademarks.

[    *    ] application or bring (or continue) such enforcement action at ZGI’s risk and expense.

ARTICLE TEN

Elective Termination of Development and Commercialization by Merck Serono;

Termination for Convenience

If Merck Serono elects to terminate its roles and responsibilities with respect to the development, marketing, distribution and sales of a Licensed Product pursuant to Section 4.2 and such termination is effective worldwide or terminates this Restated Agreement pursuant to Section 14.2, the following will apply with respect to the Licensed Product involved:

10.1 Patents and Trademarks.

(a) Notwithstanding any provision of Article Nine to the contrary, ZGI shall at its expense have control over the prosecution, maintenance, defense and enforcement of Patent Rights in and to Project Technology covering only such Licensed Product and over the use, registration and protection of the Licensed Product Trademarks applicable only to such Licensed

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Product; provided, however, that if ZGI elects to abandon any patent or trademark application or not to defend or enforce (or not to continue to attempt to defend or enforce) any such Patent Rights or Licensed Product Trademarks, it shall promptly so inform Merck Serono in sufficient time that Merck Serono may at its election continue to prosecute such application or bring (or continue) such enforcement action at Merck Serono’s risk and expense.

(b) The trademark and service mark quality control and labeling and usage standards and procedures referred to in Section 8.6 with respect to any trademarks or service marks applicable only to such Licensed Product shall no longer be subject to approval by the parties, but nevertheless, to the extent applicable to such Merck Serono trademarks and service marks licensed to ZGI, shall be only such as are commercially reasonable and necessary to preserve Merck Serono’s rights as licensor of any such mark.

10.2 Development and Commercialization.

Merck Serono shall have no further role or responsibility for the development, marketing, distribution or sales of that Licensed Product, nor any obligation to fund or bear any costs with respect thereto; provided, however, that Merck Serono will, at ZGI’s request, (i) cooperate reasonably with ZGI at ZGI’s expense to transition any then on-going Development Tasks conducted by or on behalf of Merck Serono with respect to such Licensed Product to ZGI and (ii) either sublicense or assign to ZGI (at Merck Serono’s option) any Third Party Agreements to which it is a party to the extent such Third Party Agreements can be so transferred.

10.3 ZGI Territory.

All countries in the world shall automatically thereby be removed from the Territory and shall become part of the ZGI Territory with respect to that Licensed Product.

10.4 Milestone Fees.

Merck Serono shall have no further obligation to pay Milestone Fees with respect to that Licensed Product pursuant to Section 5.1 hereof.

10.5 Licenses.

The licenses granted by Merck Serono to ZGI under Article Eight with respect to such Licensed Product shall continue in effect for the duration of the Product Term, and subject to ZGI’s obligations under this Restated Agreement with respect to such Licensed Product; provided, however, that the license to ZGI under Section 8.4 shall be expanded to include [    *    ].

10.6 Supply of Licensed Product.

(a) Merck Serono shall transfer to ZGI all then-existing clinical and commercial stocks of the Licensed Product, and shall also complete any on-going manufacturing runs and supply the Licensed Product made in such runs to ZGI, in each such case [    *    ], except with

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respect to stocks or manufacturing runs the costs of which were included in the quarterly accountings and balancing payments under the Original Agreement (which stocks and manufacturing runs shall be provided by Merck Serono under this clause without any further charge to ZGI).

(b) To the extent supplies in addition to those to be provided under subsection (a) above are required, Merck Serono shall, at all times between the effectiveness of its termination of such roles and responsibilities pursuant to Section 4.2 and [    *    ], manufacture and supply to ZGI all of ZGI’s and its Affiliates’ and Sublicensees’ worldwide requirements for the Licensed Product, provided such requirements do not exceed [    *    ] of the requirements for the Licensed Product for that period described in Merck Serono’s bona fide internal projections. ZGI shall exert [    *    ] to find and qualify an alternative manufacturing source for such Licensed Product as promptly as possible, and, unless ZGI terminates this supply arrangement earlier at its option, ZGI, [    *    ], shall purchase all of such requirements from Merck Serono, which Licensed Products will be supplied pursuant to a supply agreement [    *    ].

(c) If and to the extent that any Merck Serono Production Technology in existence on the effective date of such termination that is applicable to such Licensed Product is not already covered by Merck Serono’s licenses to ZGI under Section 8.4, the same shall hereby be deemed to be included in such licenses, but on a nonexclusive basis.

(d) Merck Serono shall promptly provide to ZGI a full disclosure of all Merck Serono Production Technology, if any, that shall not have prior thereto been provided to ZGI to the extent the same is reasonably necessary to enable an experienced cGMP manufacturer to manufacture the applicable Licensed Product. Merck Serono further agrees to cooperate in the transfer of manufacturing operations for such Licensed Product to ZGI or its designated Sublicensee or contract manufacturer and agrees to provide all information, data, and copies of documents constituting Merck Serono Production Technology reasonably necessary or useful for regulatory filings (including authorization to use such information, data and copies of documents in later regulatory filings) for such Licensed Product and to allow ZGI or such Sublicensee or contract manufacturer to manufacture such Licensed Product throughout the Product Term.

ARTICLE ELEVEN

Confidentiality; Research Materials; Publicity

11.1 Confidentiality and Non-Use. During all Product Terms under this Restated Agreement, and for a period of [    *    ] thereafter, each party shall maintain the other party’s Information as confidential, using the same degree of care it uses to protect its own confidential information. During the Term of this Restated Agreement and at all times thereafter, neither party shall use the other party’s Information, except for the activities contemplated by this Restated Agreement.

11.2 Exceptions. The obligations of Section 11.1 shall not apply to Information that:

(a)	was known by the receiving party or its Affiliates prior to disclosure by the disclosing party, as evidenced by prior written records;

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(b)	becomes part of the public domain through no fault of the receiving party or its Affiliates;

(c)	was obtained, on a non-confidential basis, by the receiving party or its Affiliates from a third party having no direct or indirect obligation of confidentiality to the disclosing party or its Affiliates;

(d)	was disclosed by the disclosing party to a third party on a non-confidential basis; or

(e)	is developed by the receiving party or its Affiliates independently of disclosures made hereunder.

11.3 Permitted Disclosures. Notwithstanding Section 11.1, Merck Serono and ZGI shall each be permitted to disclose the other party’s Information: (a) to its Affiliates, Contractors and Sublicensees, major investors and lenders or prospective Affiliates, Contractors or Sublicensees, major investors or lenders and its licensors under Third Party Agreements, who are subject to confidentiality requirements at least as stringent as those contained herein; (b) to its employees, and its Affiliates’, Contractors’ or Sublicensee’s employees who require the same for the purposes contemplated by this Restated Agreement and who are subject to confidentiality requirements at least as stringent as those contained herein; (c) to its patent attorney or agent or any patent authority in any country as shall be reasonably required for filing or prosecuting any patent application with respect to any Patent Rights in accordance with Article Nine (subject to Article Ten); (d) in support of or in connection with any actions to defend or enforce any Patent Rights in accordance with Article Nine (subject to Article Ten); (e) to Regulatory Agencies in connection with obtaining and maintaining Regulatory Approval and approval for the manufacture of the Licensed Product and (f) if such disclosure is required to meet the requirements of any stock exchange or securities laws or regulations to which either party may be subject, or by any court or other governmental authorities of competent jurisdiction, but only after having provided the other party written notice within a period sufficiently prior to such disclosure to permit the other party to apply for a protective order or take other appropriate action to restrict such disclosure and, if disclosure is still required, so far as reasonably practicable, having minimized the degree of such disclosure and provided such disclosure under conditions of confidentiality.

11.4 Research Materials; Permitted Uses. Any Research Materials transferred by ZGI to Merck Serono pursuant to this Restated Agreement shall be used by Merck Serono and its Contractors solely for the purposes contemplated by this Restated Agreement. Any Contractor shall be bound by terms at least as stringent as the confidentiality and non-use obligations hereunder with respect to such Research Materials. Any person using Research Material on behalf of the receiving party will be advised of, and is subject to, the terms of this Section.

11.5 Press Releases. Except for the joint press release issued by the parties pursuant to the Master Agreement, dated August     , 2008, no public announcement or other disclosure to Third Parties (other than Sublicensees and Contractors) concerning the existence or terms of this Restated Agreement shall be made, either directly or indirectly, by either party hereto, without

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first obtaining the written approval of the other party, which shall include agreement upon the nature and text of such announcement or disclosure. The party desiring to make any such public announcement or other disclosure shall inform the other party of the proposed announcement or disclosure by providing the other party with a written copy thereof, and allowing reasonably sufficient time prior to public release to permit such other party to comment upon such announcement or disclosure. Once any such public announcement or disclosure has been approved in accordance with this Section, then either party may appropriately communicate information contained in such permitted announcement or disclosure. Each party agrees that it shall reasonably cooperate with the other with respect to all disclosures regarding this Restated Agreement to the Securities Exchange Commission and any other governmental or regulatory agencies, including requests for confidential treatment of proprietary information of either party included in any such disclosure.

11.6 Publications. ZGI shall have the right to receive copies of any proposed publication or presentation in advance of the submission of such proposed publication or presentation to a journal, editor, or other third party. ZGI shall have forty-five (45) days after receipt of said copies to object to such proposed presentation or proposed publication either: (a) because there is subject matter which either party desires to maintain in secrecy to maximize the commercial value of this Restated Agreement; or (b) because there is patentable subject matter which needs protection. If either party makes an objection under (a) above, such subject matter shall remain subject to Article Eleven and shall not be published or otherwise disclosed without the written consent of both parties. If either party makes an objection under (b) above, the parties shall negotiate a mutually-acceptable version, and both parties and such other authors (if any) shall withhold such subject matter from such publication or presentation for a maximum of six (6) months from the date of receipt of such objection from either party.

ARTICLE TWELVE

Representations and Warranties

12.1 Representations, Warranties and Covenants of Merck Serono. Merck Serono represents and warrants to and covenants with ZGI that:

(a)	Merck Serono is a corporation duly organized, validly existing and in corporate good standing under the laws of Switzerland and has the corporate and legal right, title, authority and power to enter into and to perform this Restated Agreement;

(b)	This Restated Agreement is a legal and valid obligation binding upon Merck Serono and enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and by general equitable principles. Merck Serono has taken all necessary action to authorize the execution, delivery and performance of this Restated Agreement. The execution, delivery and performance of Merck Serono’s obligations under this Restated Agreement will not conflict with or result in a breach of or a default under any agreements, contracts, commitments or other arrangements to which Merck Serono is a party or by which it or its properties are bound or violate any order, law or regulation of any court, governmental authority or administrative or other agency having authority over it;

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(c)	Merck Serono has in place with all of its officers and employees who will perform this Restated Agreement written agreements in proper form and substance requiring the assignment to Merck Serono of all inventions made during the course of their employment by Merck Serono and requiring such individuals to maintain the confidentiality of Merck Serono’s own information and information that is entrusted to Merck Serono in confidence by others;

(d)	Merck Serono will not during the Term of this Restated Agreement enter into any agreements, contracts, commitments or other arrangements that would prevent Merck Serono from meeting its obligations hereunder;

(e)	Merck Serono will comply and will cause its Contractors to comply with all applicable laws and regulations in connection with the performance of Merck Serono’s obligations and other activities pursuant to this Restated Agreement, including all applicable product safety, product testing, product labeling, package marking, and product promotion and advertising laws; all applicable rules and regulations relating to the use of Research Materials, including those relating to research involving the use of human and animal subjects or recombinant DNA; and all laws and regulations of the United States and any other relevant country concerning any export or other transfer of technology, services or products;

(f)	There are, as of the Effective Date, no Third Party Agreements to which Merck Serono or any of its Affiliates are a party; and

(g)	Merck Serono has the right, power and authority to grant the licenses granted by Merck Serono herein.

12.2 Representations, Warranties and Covenants of ZGI. ZG1 represents and warrants to and covenants with Merck Serono that:

(a)	ZGI is a corporation duly organized, validly existing and in corporate good standing under the laws of the State of Washington and has the corporate and legal right, title, authority and power to enter into and to perform this Restated Agreement;

(b)

This Restated Agreement is a legal and valid obligation binding upon ZGI and enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and by general equitable principles. ZGI has taken all necessary action to authorize the execution, delivery and performance of this Restated Agreement. The execution, delivery and performance of ZGI’s obligations under this Restated Agreement will

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not conflict with or result in a breach of or a default under any agreements, contracts, commitments or other arrangements to which ZGI is a party or by which it or its properties are bound or violate any order, law or regulation of any court, governmental authority or administrative or other agency having authority over it;

(c)	ZGI has in place with all of its officers and employees who will perform this Agreement written agreements in proper form and substance requiring such individuals to maintain the confidentiality of ZGI’s own information or information that is entrusted to ZGI in confidence by others;

(d)	ZGI will not during the Term of this Restated Agreement enter into any agreements, contracts, commitments or other arrangements that would prevent ZGI from meeting its obligations hereunder;

(d)	ZGI has the right, power and authority to grant the licenses granted by ZGI herein;

(e)	[ * ]; provided however that nothing in this Agreement shall be construed as a representation or warranty as to the scope or validity of any patent application or patent identified or described in this Agreement;

(f)	As of the Effective Date of the Original Agreement, ZGI has notified Merck Serono in writing of all patents and patent applications, of which the ZGI intellectual property department is aware, that are issued to or filed by [ * ] as an element of a claim and that may cover the development, manufacture, importation, sale or use of a product [ * ];

(g)	As of the Effective Date of the Original Agreement, ZGI has notified Serono in writing of all patents and patent applications, of which the ZGI intellectual property department is aware, that are issued to or filed by [ * ]; and

(h)	As of the Effective Date, ZGI has provided written notice to Merck Serono identifying any known or suspected [ * ] and any known or suspected [ * ] known to or suspected by it as of the Effective Date, or discovered by it prior to the Effective Date (or that is so known to, suspected by, or so discovered by its Affiliates, to the extent ZGI Controls rights to such [ * ]), and has provided to Merck Serono ZGI’s reasons for categorizing it as an [ * ] and all data and information then available to ZGI with respect to such [ * ].

12.3 Research Materials. ANY RESEARCH MATERIALS PROVIDED OR TO BE PROVIDED HEREUNDER ARE EXPERIMENTAL IN NATURE AND ARE TRANSFERRED BY ZGI TO MERCK SERONO “AS IS” AND WITH ALL FAULTS. NEITHER MERCK SERONO NOR ZGI MAKES ANY WARRANTY OR REPRESENTATION WITH RESPECT TO THE UTILITY, EFFICACY, NONTOXICITY, SAFETY OR APPROPRIATENESS OF USING THE RESEARCH MATERIALS. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY USE OF RESEARCH MATERIALS, OR ANY LOSS THAT MAY ARISE FROM SUCH USE.

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12.4 Warranty Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY WARRANTY WITH RESPECT TO THE ZGI IP, MERCK SERONO IP, JOINT PROJECT TECHNOLOGY, GOODS, SERVICES OR OTHER SUBJECT MATTER OF THIS AGREEMENT AND HEREBY DISCLAIMS WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT WITH RESPECT TO ANY AND ALL OF THE FOREGOING.

ARTICLE THIRTEEN

Indemnification; Insurance

13.1 Merck Serono Indemnification. Merck Serono (as the “Indemnifying Party” under this Section) shall defend, indemnify and hold harmless ZGI and its Affiliates, Contractors, Sublicensees and their respective employees and agents (the “Indemnified Parties” under this Section) from and against any and all claims, actions, judgments, costs, awards, expenses (including reasonable attorneys’ fees, experts’ fees, and other costs of defense at any stage of proceedings) or liability of any kind to the extent arising out of:

(a)	Third Party claims or actions for [ * ];

(b)	Third Party claims or actions arising from [ * ];

(c)	Third Party claims or actions arising in connection with any breach of any warranties, representations or covenants made by Merck Serono or with its authorization hereunder;

(d)	[ * ] to the extent arising from or related to Merck Serono’s acts and omissions hereunder or arising from the conduct of any activities related to the development, manufacturing, marketing, distribution, sale or promotion of Licensed Products by or for Merck Serono; or

(e)	Third Party claims or actions arising in connection with [ * ].

provided, however, that Merck Serono will not be required to defend, indemnify or hold harmless any Indemnified Party from any claims, actions, judgments, costs, awards, expenses or other liabilities to the extent resulting from:

(i)	the negligence or willful malfeasance of any Indemnified Party;

(ii)	any breach of ZGI’s warranties, representations or covenants under Article Twelve or other breach by ZGI of this Restated Agreement, including Section 3.2(b); or

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(iii)	any settlement or admission of liability made or purported to be made by any Indemnified Party without Merck Serono’s prior written approval.

13.2 ZGI Indemnification. ZGI (as the “Indemnifying Party” under this Section) shall defend, indemnify and hold harmless Merck Serono and its Affiliates, Contractors, Sublicensees and their respective employees and agents (the “Indemnified Parties” under this Section) from and against any and all claims, actions, judgments, costs, awards, expenses (including reasonable attorneys’ fees, experts’ fees, and other costs of defense at any stage of proceedings) or liability of any kind to the extent arising out of Third Party claims or actions arising in connection with any breach of any warranties, representations or covenants made by ZGI or with its authorization hereunder; provided, however, that ZGI will not be required to defend, indemnify or hold harmless any Indemnified Party from any claims, actions, judgments, costs, awards, expenses or other liabilities to the extent resulting from:

(a)	the negligence or willful malfeasance of any Indemnified Party;

(b)	any breach of Merck Serono’s warranties, representations or covenants under Article Twelve or other breach by Merck Serono of this Restated Agreement; or

(c)	any settlement or admission of liability made or purported to be made by any Indemnified Party without ZGI’s prior written approval.

13.3 Notice and Defense of Claims. Merck Serono agrees, at its own expense, to provide attorneys to defend against any claims or actions brought or filed against the Indemnified Parties with respect to the subject of the indemnity contained in Section 13.1, whether or not such claims or actions are rightfully brought or filed. ZGI agrees, at its own expense, to provide attorneys to defend against any claims or actions brought or filed against the Indemnified Parties with respect to the subject of the indemnity contained in Section 13.2, whether or not such claims or actions are rightfully brought or filed. An Indemnified Party seeking indemnification hereunder shall

(a)	notify the Indemnifying Party in writing promptly after the assertion of any claim within the scope of the Indemnifying Party’s indemnity agreement hereunder; provided, however, that the failure or delay so to notify the Indemnifying Party shall not relieve it of any obligation hereunder except to the extent that it demonstrates that such failure or delay adversely affected its ability to defend or resolve such claim; and

(b)	tender to the Indemnifying Party the right to control the defense of any such claims or actions, including any decisions regarding the settlement or disposition thereof; provided, however, that

(i)	the Indemnifying Party shall not settle any such claim or action in a way that prejudices or adversely impacts an Indemnified Party without the prior approval of such Indemnified Party, which approval shall not be unreasonably withheld or delayed;

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(ii)	if the defendants in any such claims or action include both the Indemnifying Party and such Indemnified Party, and either of them concludes that there may be legal defenses available to it which are different from, additional to, or inconsistent with those available to the other party, that party shall have the right to select separate counsel to participate in the defense of such claim or action on its behalf, and such party shall bear the cost and expense of such separate defense, unless and to the extent the parties otherwise agree, or it is determined pursuant to Article Fifteen hereunder that such costs and expense are or were required to be indemnified by the Indemnifying Party hereunder and are or were required to be incurred separately due to such different, additional, or inconsistent defenses; and

(iii)	if the Indemnifying Party determines not to defend such claim or action, or otherwise fails to do so diligently, the Indemnified Party shall have the right to maintain the defense of such claim or action and the Indemnifying Party shall provide reasonable assistance to it in the defense of such claim or action and shall bear the reasonable cost and expense of such defense (including reasonable attorneys’ fees, experts’ fees, and other costs of defense at any stage of proceedings).

Either Merck Serono or ZGI, as applicable, shall provide, and shall cause the Indemnified Party to provide, reasonable assistance to the Indemnifying Party in the defense, settlement or other disposition of such claim or action, including by making available all pertinent information and personnel under its control to the Indemnifying Party

13.4 Insurance.

(a) Merck Serono shall obtain and keep in force, in form and with insurers reasonably acceptable to the other party hereto, insurance covering its indemnification obligations hereunder in amounts of not less than [    *    ]. It is understood that such insurance shall not be construed to limit a party’s liability with respect to such indemnification obligations.

(b) From and after the first Regulatory Approval for a Licensed Product to be manufactured by or on behalf of Merck Serono hereunder and/or otherwise to be marketed, distributed or sold by it or its Affiliates or Sublicensees, and until three years after the end Product Term with respect thereto, Merck Serono shall obtain and keep in force, in form and with insurers reasonably acceptable to ZGI, insurance covering its indemnification obligations hereunder in amounts of not less than fifty million U.S. dollars (US $50,000,000); provided, however, that ZGI shall, by notice to Merck Serono from time to time during such Product Term, but not more often than bi-annually, have the right reasonably to increase the foregoing coverage amounts such that they remain commensurate with the insurance coverage levels generally maintained by entities manufacturing or marketing products for human use in the pharmaceutical industry. It is understood that such insurance shall not be construed to limit a party’s liability with respect to such indemnification obligations.

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(c) Merck Serono shall provide to ZGI upon request a certificate evidencing the insurance such party is required to obtain and keep in force under this Article. Such certificate shall provide that such insurance shall not expire or be cancelled or modified without at least thirty (30) days’ prior notice to the other party.

ARTICLE FOURTEEN

Term and Termination

14.1 Term. This Restated Agreement shall become effective as of the Effective Date and shall continue in full force and effect until the expiration of the last Product Term for any Licensed Product hereunder (such period hereinafter the “Term”). Upon expiration of the Product Term of a Licensed Product in Commercial Use in a country, all rights licensed hereunder as to such Licensed Product and country shall become irrevocable and fully-paid upon payment of any amounts due that have accrued hereunder prior to expiration.

14.2 Termination by Merck Serono for Convenience. Subject to Article Ten, Merck Serono may terminate the Agreement for any reason by giving ZGI ninety days’ prior written notice.

14.3 Termination for Material Breach. Merck Serono and ZGI shall have the right to terminate this Restated Agreement, including the licenses granted herein, in the event that any material term or condition of this Restated Agreement is breached by the other party, and such breach is not remedied within a period of [    *    ] days after the other party’s receipt of written notice of such breach; provided, however, that if the party claimed to be in breach disputes in good faith that the claimed breach exists, such [    *    ]-day period will not start to run until such dispute has been resolved, provided that:

(a)	the party claimed to be in breach shall, within [ * ] days after the notice to it of breach under this Section, remedy any breach to the extent its existence is not the subject of such good faith dispute; and

(b)	either of the parties has, within [ * ] days after the notice of breach under this Section, initiated the escalation procedures of Article Fifteen in order to resolve such good faith dispute.

If such material breach is corrected within the [    *    ]-day period, this Restated Agreement and the rights granted hereunder shall continue in full force and effect.

14.4 Termination Upon Merck Serono’s Bankruptcy. This Restated Agreement will automatically terminate if Merck Serono becomes insolvent, makes an assignment for the benefit of its creditors, appoints or suffers appointment of a receiver or trustee over its property, files a petition under any bankruptcy or insolvency act or has such a petition filed against it and any such event shall have continued for [    *    ] days undismissed or undischarged.

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14.5 No Termination Upon ZGI’s Bankruptcy. All rights and licenses granted under or pursuant to this Restated Agreement by ZGI to Merck Serono are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code, as amended from time to time (the “Bankruptcy Code”), licenses of rights to “intellectual property” as defined under Section 101(35A) of the Bankruptcy Code. The parties agree that Merck Serono, as a licensee of such rights under this Restated Agreement, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code. The parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against ZGI under the Bankruptcy Code that is not dismissed within sixty (60) days after it is filed, Merck Serono shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, and the same, if not already in its possession, shall be promptly delivered to Merck Serono (i) upon any such commencement of a bankruptcy proceeding upon written request therefor by Merck Serono, unless ZGI elects to continue to perform all of its obligations under this Restated Agreement, or (ii) if not delivered under (i) above, upon the rejection of this Restated Agreement by or on behalf of ZGI, upon written request therefor by Merck Serono. Following the commencement of such a bankruptcy proceeding and so long as such proceeding continues, ZGI will not, without Merck Serono’s prior written consent, sell, transfer, assign or otherwise dispose of, or purport to sell, transfer, assign or otherwise dispose of, any right, title or interest in, to or under the ZGI IP or the Joint Project Technology that has been licensed to Merck Serono under this Restated Agreement.

14.6 Termination of License With Respect to [    *    ]. [    *    ].

14.7 Accrued Rights and Surviving Provisions. Expiration or termination of this Restated Agreement shall not affect the parties’ rights and obligations that have accrued as of the expiration or termination date, including the parties’ obligations with respect to royalties or Milestone Fees hereunder that have accrued prior to the effectiveness of the expiration or termination. Upon any termination of this Restated Agreement, Merck Serono shall have the right to sell its inventory of Licensed Products for a period of six (6) months from the date of termination, provided Merck Serono complies with the provisions of Articles Six, Seven and Ten hereof. The parties’ rights and obligations under Articles Seven, Ten, Eleven and Thirteen through Sixteen that by their context are intended to survive, shall so survive. Any right to terminate this Restated Agreement shall be in addition to and not in lieu of all other rights or remedies that the party giving notice of termination may have at law, in equity or otherwise, including rights under the United States Bankruptcy Code.

14.8 Accrued Rights under Original Agreement.

Any accrued liabilities or obligations and any claims for breach or non-performance of the Original Agreement shall survive and nothing in this Restated Agreement shall be viewed as a waiver of any such accrued liability, obligation or claim; provided that the parties agree that the Development Project was terminated with immediate effect as of June 1, 2008, i.e., the notice period and ZGI’s obligation to pay Development Costs during such notice period is waived.

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ARTICLE FIFTEEN

Dispute Resolution

15.1 Cooperative Decision Making; [    *    ]. The parties shall attempt to resolve any disputes, controversies or claims (each a “Dispute”) arising out of or relating to this Restated Agreement by the procedure described in this Article Fifteen. If such a Dispute arises, either party may invoke this Article Fifteen by providing a summary of the Dispute in writing to the parties’ respective [    *    ]. If either party has not [    *    ], such summary shall be provided to [    *    ] with a request that one or more [    *    ] be appointed. [    *    ].

15.2 [    *    ]. Any Dispute that cannot be resolved pursuant to Section 15.1 shall be referred for review by the parties’ respective [    *    ]. A summary or summaries of the unresolved Dispute will be provided in writing by the [    *    ] to the parties’ respective [    *    ]. [    *    ].

15.3 Arbitration. [    *    ].

15.4 [    *    ].

ARTICLE SIXTEEN

General

16.1 Entire Agreement. This Restated Agreement, together with all of the Exhibits hereto, and the Master Agreement, dated as of August     , 2008, constitute the entire agreement between the parties and supersede all prior and contemporaneous oral and written agreements, understandings or arrangements relating to the subject matter hereof, including, as of the Effective Date and subject to Section 14.8, the Original Agreement. This Restated Agreement has been submitted to the scrutiny of, and has been negotiated by, both parties and their counsel, and shall be given a fair and reasonable interpretation in accordance with its terms, without consideration or weight being given to any such term’s having been drafted by any party or its counsel.

16.2 Controlling Law. This Restated Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the doctrine of conflict of laws, except that the issues of patentability, validity, enforceability and scope of any Patent Rights shall be determined according to the patent laws of the Patent Country of such Patent Rights.

16.3 Notices. All notices, reports and other communications by ZGI or Merck Serono to the other shall: (a) be in writing; (b) refer specifically to this Restated Agreement; and (c) be sent by electronic or facsimile transmission for which a confirmation of delivery is obtained or by express courier services providing evidence of delivery, in each case to the respective address specified below (or to such updated address as may be specified in writing to the other party from time to time).

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If to Merck Serono:

Ares Trading S.A.

Zone Industrielle de l’Ouriettaz

CH-1170 Aubonne

Switzerland

Attn: General Manager

FAX: 41-21-808 6530

with a copy to:

Merck Serono S.A.

c/o Merck Serono International, a Branch of Laboratoires Serono S.A.

9, Chemin des Mines

Case Postale 54

CH-1211 Geneve 20

Switzerland

Attn: General Counsel

FAX: 41-22-414-3070

If to ZGI:

ZymoGenetics, Inc.

1201 Eastlake Avenue East

Seattle, WA 98102

U.S.A.

Attn: General Counsel

FAX: (206) 442-6697

Such notice, report or other communication will be deemed effective as of the date so delivered either by courier service or by electronic or facsimile transmission.

16.4 Force Majeure. If either party hereto is prevented from carrying out its obligations under this Restated Agreement by events beyond its reasonable control, including acts or omissions of the other party, acts of God or government, natural disasters or storms, fire, political strife, labor disputes, failure or delay of transportation, default by suppliers or unavailability of raw materials, then such party’s performance of its obligations hereunder shall be excused during the period of such events and for a reasonable period of recovery thereafter, and the time for performance of such obligations shall be automatically extended for a period of time equal to the duration of such events; provided, however, that the party claiming force majeure shall promptly notify the other party of the existence of such force majeure, shall use commercially reasonable efforts to avoid or remedy such force majeure and shall continue performance hereunder with the utmost dispatch whenever such force majeure is avoided or remedied.

16.5 Subcontracting. Neither party may delegate or subcontract any of its obligations hereunder except to a Contractor in accordance with Section 1.13.

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16.6 Assignability.

(a) Except an assignment:

(i) in which the assignee agrees to be bound by all obligations of the assigning party under this Agreement; and

(ii) that is made in connection with the transfer of all or substantially all of the assets of a party and its Affiliates (i.e., the entire Affiliated group of companies) related to their respective pharmaceutical businesses to a single buyer or pursuant to a merger or other corporate reorganization, neither this Agreement nor any right herein granted may be assigned by either party to any Affiliate or Third Party, without the prior, express written consent of the other party, which consent shall not be unreasonably withheld. Any purported assignment prohibited hereunder and made without the other party’s consent shall be void and shall constitute a material breach of this Agreement.

(b) Notwithstanding Subsection (a), a party may assign its rights and interests under this Agreement to an entity that is its Affiliate as of the date of such assignment; [    *    ].

(c) [    *    ].

(d) [    *    ].

16.7 Amendments and Waivers. No terms or provisions of this Restated Agreement shall be varied or modified by any prior or subsequent statement, conduct or act of either of the parties, whether oral or written, except that the parties may amend this Restated Agreement by written instruments specifically referring to, and executed in the same manner as, this Restated Agreement. No waiver of any right or remedy hereunder shall be effective unless in a writing signed by the party to be bound, nor shall any wavier in one instance constitute a waiver of the same or any other right or remedy in any other instance.

16.8 Severability. If any provision hereof should be held invalid, illegal or unenforceable in any respect in any jurisdiction, then, to the fullest extent permitted by law: (a) all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intentions of the parties hereto as nearly as is possible; and (b) such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such provision in any other jurisdiction. To the extent permitted by applicable law, ZGI and Merck Serono hereby waive their right to enforce any provision of law that would render any provision hereof prohibited or unenforceable in any respect. If the terms and conditions of this Restated Agreement are materially altered as a result of this Section 16.8, the parties shall attempt to renegotiate the terms and conditions of this Restated Agreement, in good faith, to resolve any inequities.

16.9 Counterparts. This Restated Agreement may be executed in counterparts, each of which shall be deemed an original, and all of such counterparts taken together shall constitute one and the same instrument.

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16.10 Relationship. This Restated Agreement shall not create any employer-employee relationship between ZGI and Merck Serono, nor shall it be deemed to establish a joint venture or partnership between ZGI and Merck Serono. Neither party shall at any time enter into or incur, or hold itself out to third parties as having the authority to enter into or incur, on behalf of the other party, any commitment, expense or liability whatsoever. Nothing contained in this Restated Agreement shall be construed, by implication or otherwise, as an obligation incurred by either party to enter into any further agreement with the other party.

16.11 Use of Names, Trade Names and Trademarks. Except as provided herein, nothing contained in this Restated Agreement shall be construed as conferring any right on either party to use in advertising, publicity or other promotional activities any name, trade name, trademark or other designation of the other party hereto or of any of its licensors under any Third Party Agreement, including any contraction, abbreviation or simulation of any of the foregoing, unless the express written permission of such other party has been obtained.

16.12 Headings. The article and section headings contained herein are for reference only and shall not be considered a part of this Restated Agreement, nor shall they in any way affect the interpretation hereof.

Signature Page set forth on following page.

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IN WITNESS WHEREOF, the parties have executed and delivered this Restated Agreement to be effective as of the Effective Date.

ARES TRADING S.A.

By:	/s/ L. Foetisch
Name:	L. Foetisch
Its:	Authorized Representative

By:	/s/ Olaf Klinger
Name:	Olaf Klinger
Its:	Authorized Representative

ZYMOGENETICS, INC.

By:	/s/ Douglas E. Williams, Ph.D.
Name:	Douglas E. Williams, Ph.D.
Its:	President and Chief Scientific Officer

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